EXHIBIT 4.1



55 Water Street, 45th Floor                      Frank A. Ciccotto, Jr.
New York, NY  10041                              Managing Director
Tel. 212-438-4417                                E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com
                                STANDARD & POOR'S
                     A Division of The McGraw Hill Companies

                                  July 26, 2005

Van Kampen Funds, Inc.
1221 Avenue of the Americas
New York, New York  10020

The Bank of New York BNY
Atlantic Terminal
2 Hanson Place
12th Floor Brooklyn
New York 11217
Unit Investment Trust Dept.


              Re: Van Kampen Unit Trusts, Taxable Income Series 85
                        Insured Income Trust, Series 132


Gentlemen:

     We have examined Registration Statement File No. 333-122545 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                           Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                           --------------------
                                                           Vice President